SUB-ADVISORY AGREEMENT

AGREEMENT made as of the 30th day of August 2024, by and between AssetMark, Inc. a California corporation (the “Advisor”), and Goldman Sachs Asset Management, L.P., a Delaware limited partnership (the “Sub-Advisor”).

WHEREAS, the Advisor and the Sub-Advisor are registered investment advisers under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and engage in the business of providing investment management services; and

WHEREAS, GPS Funds I (the “Trust”) is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”), and is authorized to create, and currently consists of, separate series of shares, each representing interests in a separate mutual fund managed according to its own investment objectives and policies; and

WHEREAS, the Advisor served as investment adviser to the series of the Trust under an Investment Advisory Agreement dated October 31, 2016, as amended effective April 1, 2021 (the “Old Advisory Agreement”) and, pursuant to authority contained in the Old Advisory Agreement, retained the Sub-Advisor to assist the Advisor in the provision of a continuous investment program for that portion of one or more of the Trust’s series’ (each a “Fund”) assets that the Advisor assigned to the Sub-Advisor (the “Sub-Advisor Assets”) pursuant to a Sub- Advisory Agreement dated October 31, 2016, as amended April 1, 2023 (the "Old Sub-Advisory Agreement"); and
WHEREAS, in connection with a change in ownership of the Advisor effective on the date first written above, the Old Advisory Agreement and the Old Sub-Advisory Agreement each terminated automatically as required under the 1940 Act; and

WHEREAS, the Board of Trustees and shareholders of the Trust have each approved a new Advisory Agreement with the Advisor effective as of the date first written above to replace the Old Advisory Agreement, and the Board of Trustees of the Trust also approved this Agreement to replace the Old Sub-Advisory Agreement, and the parties hereto desire to enter into this Agreement so that the Sub-Advisor can continue to assist the Advisor in the provision of a continuous investment program for the Sub-Advisor Assets, subject to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of mutual covenants recited below, the parties agree and promise as follows:

1.Appointment as Sub-Advisor. The Advisor hereby appoints the Sub-Advisor to act as investment adviser for and to manage the Sub-Advisor Assets, subject to the supervision of the Advisor and the Board of Trustees of the Trust, and subject to the terms of this Agreement; and the Sub-Advisor hereby accepts such appointment. In such capacity, the Sub-Advisor shall be responsible for the investment management of the Sub-Advisor Assets. The Sub-Advisor agrees to exercise the same degree of skill, care and diligence in performing its services under this Agreement as the Sub-Advisor exercises in performing similar services with respect to other fiduciary accounts for which the Sub-Advisor has investment responsibilities.
2.Duties of the Sub-Advisor.
(a)Investments. The Sub-Advisor is hereby authorized and directed and hereby agrees, subject to the stated investment objectives, policies and restrictions of each Fund as set forth in such Fund's prospectus and statement of additional information as currently in effect and, subject to Section 2(b) below, as amended from time to time (collectively referred to as the "Prospectus") and subject to the directions of the Advisor and the Trust's Board of Trustees, to purchase, hold and sell investments for the Sub-Advisor Assets and to monitor such investments on a continuous basis. In providing these services, the Sub-Advisor will conduct an ongoing program of investment, evaluation and, if appropriate, sale and reinvestment of the Sub Advisor Assets.
The Sub-Advisor acknowledges that the purchase, acquisition, or possession of securities issued by the Fund's advisor or distributor or any affiliated entities of such advisor or distributor (collectively referred to as "Affiliated Securities") by the Fund is prohibited under the 1940 Act. Accordingly, the Sub-Advisor is directed and hereby agrees to refrain from the purchase, acquisition, or possession on behalf of the Fund of Affiliated Securities identified as such by the Advisor to the Sub-Advisor in writing as of the date of this Agreement and as may be updated by the Advisor in writing from time to time.
The Advisor agrees to provide the Sub-Advisor written information concerning:
(i) each Fund; (ii) its assets available or to become available for investment; and (iii) the conditions of each Fund's or the Trust's affairs.
(b)Compliance with Applicable Laws. Governing Documents and Compliance Procedures. In the performance of its duties and obligations under this Agreement, the Sub-Advisor shall, with respect to Sub-Advisor Assets, (i) act in conformity with: (A) the Trust's Agreement and Declaration of Trust (the "Declaration of Trust") and By-Laws; (B) the applicable Fund's Prospectus; (C) the policies and procedures for compliance by the Trust with the Federal Securities Laws (as that term is defined in Rule 38a-1 under the 1940 Act) provided to the Sub-Advisor (together, the "Trust Compliance Procedures"); and (D) the instructions and directions received in writing and with reasonable advance notice from the Advisor or the Trustees of the Trust; and (ii) conform to, and comply with, the requirements of the 1940 Act and the rules thereunder, the Advisers Act and the rules thereunder, and all other federal laws and regulations applicable to registered investment companies and the Sub-Advisor's duties under this Agreement. For the avoidance of doubt, the Sub-Advisor shall be entitled to treat Sub-Advisor Assets as though the Sub-Advisor Assets constitute the entire Fund, and the Sub Advisor shall not be responsible in any way for the compliance of any assets of the Fund, other than the Sub-Advisor Assets, with any of the foregoing. The Advisor will provide the Sub Advisor with copies of any financial statements or reports made by a Fund to its shareholders, and any further materials or information that the Sub-Advisor may reasonably request to enable it to perform its duties and obligations under this Agreement. All directions by or on behalf of the Advisor or the Trustees of the Trust shall be in writing signed by the Advisor or by an authorized agent of the Advisor or, if by telephone, confirmed in writing. For this purpose, the term "in writing" shall include directions given by facsimile or electronic mail. A list of persons authorized to give instructions to the Sub-Advisor hereunder with specimen signatures, is set out in Appendix A to this Sub-Advisory Agreement.
The Advisor will provide the Sub-Advisor with reasonable advance notice, in writing, of: (i) any change in a Fund's investment objectives, policies and restrictions as stated in the Prospectus; (ii) any material change to the Declaration of Trust or By-Laws; and (iii) any material change in the Trust Compliance Procedures; and the Sub-Advisor, in the performance of its duties and obligations under this Agreement, shall manage the Sub-Advisor Assets consistently with such changes, provided the Sub-Advisor has received such notice of the effectiveness of such changes from the Trust or the Advisor. In addition to such prior notice, the Advisor shall provide to the Sub-Advisor a copy of a modified

Prospectus and copies of the revised Trust Compliance Procedures, as applicable, reflecting such changes. The Sub-Advisor hereby agrees to provide to the Advisor in a timely manner, in writing, such information relating to the Sub-Advisor and its relationship to, and actions for, a Fund as may be required to be contained in the Prospectus or in the Trust's registration statement on Form N-1A, or otherwise as reasonably requested by the Advisor.
In order to assist the Trust and the Trust's Chief Compliance Officer (the "Trust CCO") to satisfy the requirements contained in Rule 38a- l under the 1940 Act, the Sub-Advisor shall provide to the Trust CCO: (i) direct access to the Sub-Advisor's chief compliance officer (the "Sub-Advisor CCO"), as reasonably requested by the Trust CCO; (ii) a completed quarterly informational questionnaire substantially in the form provided by the Advisor prior to the date of this Agreement regarding the Sub-Advisor's compliance program and participation in a quarterly telephone call with the Trust CCO to discuss the responses on the questionnaire; (iii) quarterly reports substantially in the form provided by the Advisor prior to the date of this Agreement confirming that the Sub-Advisor has complied with the Trust Compliance Procedures in managing the Sub-Advisor Assets; and (iv) quarterly certifications substantially in the form provided by the Advisor prior to the date of this Agreement indicating whether there were Material Compliance Matters (as that term is defined by Rule 38a-l(e)(2)) that arose under the Trust Compliance Procedures that related to the Sub-Advisor's management of the Sub-Advisor Assets.
(c)Sub-Advisor Compliance Policies and Procedures. The Sub-Advisor shall promptly provide the Trust CCO with copies of: (i) the Sub-Advisor's key policies and procedures for compliance by the Sub-Advisor with the Federal Securities Laws (together, the "Sub-Advisor Compliance Procedures"), and (ii) any material changes to the Sub-Advisor Compliance Procedures. The Sub-Advisor shall cooperate fully with the Trust CCO so as to facilitate the Trust CCO' s performance of the Trust CCO's responsibilities under Rule 38a-l to review, evaluate and report to the Trust's Board of Trustees on the operation of the Sub-Advisor Compliance Procedures, and shall promptly report to the Trust CCO any Material Compliance Matter arising under the Sub-Advisor Compliance Procedures involving the Sub-Advisor Assets. The Sub-Advisor shall provide to the Trust CCO: (i) quarterly reports substantially in the form provided by the Advisor prior to the date of this Agreement confirming the Sub-Advisor's compliance with the Sub-Advisor Compliance Procedures in managing the Sub-Advisor Assets, and (ii) certifications substantially in the form provided by the Advisor prior to the date of this

Agreement indicating whether there were Material Compliance Matters involving the Sub Advisor that arose under the Sub-Advisor Compliance Procedures that affected the Sub-Advisor Assets. At least annually, the Sub-Advisor shall provide a certification substantially in the form provided by the Advisor prior to the date of this Agreement to the Trust CCO confirming that the Sub-Advisor has in place and has implemented policies and procedures that are reasonably designed to ensure compliance by the Sub-Advisor with the Federal Securities Laws.
(d)Voting of Proxies. Unless otherwise instructed in writing by the Advisor or the Trust, the Sub-Advisor shall have the power, discretion and responsibility to vote (or, at its discretion, not to vote), either in person or by proxy, all securities in which the Sub-Advisor Assets may be invested from time to time, and shall not be required to seek instructions from the Advisor, the Trust or a Fund. The Sub-Advisor shall also provide its Proxy Voting Policy (the "Proxy Policy") and, if requested by the Advisor, a summary of such Proxy Policy suitable for including in the Prospectus, and will provide the Advisor with any material amendment to the Proxy Policy within a reasonable time after such amendment has taken effect. If both the Sub Advisor and another entity managing assets of a Fund have invested in the same security, the Sub-Advisor and such other entity will each have the power to vote its pro rata share of the security.    Notwithstanding anything to the contrary in this Section 2(d), the Trust and not the Sub-Advisor shall be responsible for any and all filings in connection with class action lawsuits and securities litigation.
(e)Agent. Subject to any other written instructions of the Advisor or the Trust, the Sub-Advisor is hereby appointed the Advisor's and the Trust's agent and attomey-in fact for the limited purposes of executing account documentation, agreements, contracts and other documents as the Sub-Advisor shall be requested by brokers, dealers, counterparties and other persons in connection with its management of the Sub-Advisor Assets, provided that the Sub-Advisor's actions in executing such documents shall comply with applicable laws and regulations and the Sub-Advisor's duties and obligations under this Agreement.

(f)Brokerage. The Sub-Advisor will place orders pursuant to the Sub- Advisor's investment determinations for a Fund either directly with an issuer or with any broker or dealer selected by the Sub-Advisor. In executing portfolio transactions and selecting brokers or dealers, the Sub-Advisor will seek, on behalf of a Fund, the best overall execution available. In assessing the best overall terms available for any transaction, the Sub-Advisor shall consider all factors that it deems relevant, including the breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker or dealer, and the reasonableness of the commission, if any, both for the specific transaction and on a continuing basis.
In evaluating the best overall terms available, and in selecting the broker or dealer to execute a particular transaction, the Sub-Advisor may also consider the brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934, as amended (the "1934 Act")) provided to a Fund and/or other accounts over which the Sub-Advisor may exercise investment discretion. The Sub-Advisor is authorized to pay to a broker or dealer who provides such brokerage and research services a commission for executing a portfolio transaction for any of the Funds that is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if, but only if, the Sub-Advisor determines in good faith that such commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of that particular transaction or in terms of the overall responsibilities of the Sub-Advisor to a Fund. Such authorization is subject to termination at any time by the Advisor or by the Board of Trustees of the Trust for any reason.
Under no circumstances will the Sub-Advisor compensate a broker or dealer for any promotion or sale of Fund shares, or the promotion of the AssetMark Inc. investment platform, by directing to the broker or dealer: (i) portfolio securities transactions on behalf of the Fund; or (ii) any remuneration, including but not limited to any commission, mark-up, mark down, or other fee (or portion thereat) received or to be received from such portfolio transactions effected through any other broker (including a government securities broker) or dealer (including a municipal securities dealer or a government securities dealer).
The Sub-Advisor may only direct the Fund's portfolio securities transactions to a broker or dealer that promotes or sells Fund shares as permitted by the provisions of the 1940 Act (and the rules thereunder) and the policies and procedures adopted the Trust, as amended from time to time. The Advisor will provide the Sub-Advisor with a copy of such policies and procedures and any amendments thereto.
In addition, the Sub-Advisor is authorized to allocate purchase and sale orders for portfolio securities to brokers or dealers that are affiliated with the Advisor, the Sub-Advisor, the Trust's principal underwriter, or other sub-advisors (if applicable) if the Sub-Advisor believes that the quality of the transaction and the commission are comparable to what they would be with other qualified firms and provided that the transactions are consistent with the Trust Compliance Procedures. The Advisor will identify in writing all brokers and dealers affiliated with the Trust, the Advisor, and the Trust's principal underwriter to the extent such information is necessary for the Sub-Advisor to comply with applicable federal securities laws. The Advisor shall promptly furnish a written notice to the Sub-Advisor of any change in such information.
In connection with its management of the Sub-Advisor Assets and consistent with its fiduciary obligation to the Trust and other clients, the Sub-Advisor, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities or futures contracts to be sold or purchased in order to obtain a more favorable price or lower brokerage commissions or more efficient execution. In such event, allocation of the securities or futures contracts so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Sub-Advisor in a manner the Sub-Advisor considers to be, over time, equitable and consistent with its fiduciary obligations to the Sub-Advisor Assets and to such other clients.
(g)Securities Transactions. In no instance will any Fund's portfolio securities be purchased from or sold to the Sub-Advisor or any affiliated person of the Sub-Advisor or the Advisor, the Trust's principal underwriter, or any affiliated person of the Trust, the Advisor or the Trust's principal underwriter identified as such by the Advisor to the Sub-Advisor in writing as of the date of this

Agreement and from time to time, as updated by the Advisor, except to the extent permitted by applicable laws and regulations.

The Sub-Advisor agrees that it shall not consult with any other known sub-advisor to the Trust with respect to transactions in securities for the Sub-Advisor Assets or any other transactions involving Trust assets; provided, however, that the foregoing limitation shall only be applicable with respect to a sub-advisor of the Trust that the Advisor has identified as such to the Sub-Advisor in writing.
The Sub-Advisor hereby represents that it has implemented policies and procedures that are designed to prevent the disclosure by it, its employees or its agents of the Trust's portfolio holdings to any person or entity other than the Advisor, the Trust's custodian, or other persons expressly designated by the Advisor.
(h)Code of Ethics. The Sub-Advisor hereby represents that it has adopted policies and procedures and a code of ethics that meet the requirements of Rule 17j-l under the 1940 Act and Rule 204A- l under the Advisers Act. Copies of such policies and procedures and code of ethics and any changes or supplements thereto shall be delivered to the Advisor and the Trust, and any material violation of such policies, and procedures and code of ethics by personnel of the Sub-Advisor, the sanctions imposed in response thereto, and any issues arising under such policies, and procedures and code of ethics shall be reported to the Advisor and the Trust at the times and in the format reasonably requested by the Advisor or the Board of Trustees.
(i)Books and Records. The Sub-Advisor shall maintain separate detailed records of all matters pertaining to the Sub-Advisor Assets, including, without limitation, brokerage and other records of all securities transactions, required to be maintained and preserved pursuant to the provisions of Rule 31a-1 and Rule 31a-2 promulgated under the 1940 Act. Any such records that are prepared or maintained by the Sub-Advisor on behalf of the Trust are the property of the Trust and will be surrendered promptly to the Trust upon request. The Sub-Advisor further agrees to preserve for the periods prescribed in Rule 31a-2 under the 1940 Act the records required to be maintained under Rule 31a-1 under the 1940 Act.
(j)Infonnation Concerning Sub-Advisor Assets and the Sub-Advisor. From time to time as the Advisor, and any consultants designated by the Advisor, or the Trust may request, the Sub-Advisor will furnish the requesting party reports on portfolio transactions and reports on Sub-Advisor Assets held in the portfolio, all in such detail as the Advisor, its consultant(s) or the Trust may reasonably request. The Sub-Advisor will provide the Advisor with such information as the Advisor may reasonably request (including infonnation that is required to be disclosed in the Prospectus) with respect to the portfolio managers responsible for Sub-Advisor Assets, any changes in the portfolio managers responsible for Sub-Advisor Assets, and/or material changes in the control of the Sub-Advisor which would be deemed an assignment under the 1940 Act or rules or regulations thereunder or of material changes in the general partner of the Sub-Advisor. To the extent pennitted by applicable law and not otherwise prohibited by any confidentiality obligation imposed by a legal, regulatory, judicial, administrative or other authority, the Sub-Advisor will promptly notify the Advisor of any material litigation or regulatory proceeding. Upon reasonable request, the Sub-Advisor will make available its officers and employees to meet with the Trust's Board of Trustees to review the Sub-Advisor Assets.

(k)Valuation of Sub-Advisor Assets. Upon reasonable request from the Advisor, the Sub-Advisor (through a qualified person) will reasonably assist the valuation committee of the Trust or the Advisor from time to time in valuing securities within the Sub Advisor Assets, including by making available information known to the Sub-Advisor about such securities; provided, however, that the Advisor and the Trust acknowledge and agree that they or other third-parties that they may engage (and not the Sub-Advisor) shall be responsible for all valuation determinations made with respect to the Sub-Advisor Assets.
())    Custody Arrangements. The Sub-Advisor, on each business day, shall provide the Advisor, its consultant(s) and the Trust's custodian such information as the Advisor and the Trust's custodian may reasonably request relating to all transactions concerning the Sub Advisor Assets.

(m)    Regulatory Examinations. The Sub-Advisor will use commercially reasonable efforts to cooperate promptly and fully with the Advisor and/or the Trust (at the Trust's expense) in responding to any regulatory or compliance examinations or inspections (including information requests) relating to the Trust, the Fund or the Advisor brought by any governmental or regulatory agencies or authorities having appropriate jurisdiction.
3.Independent Contractor. In the performance of its duties hereunder, the Sub- Advisor is and shall be an independent contractor and, unless otherwise expressly provided herein or otherwise authorized in writing, shall have no authority to act for or represent a Fund, the Trust or the Advisor in any way or otherwise be deemed an agent of a Fund, the Trust or the Advisor.
4.Services to Other Clients. Nothing herein contained shall limit the freedom of the Sub-Advisor or any affiliated person of the Sub-Advisor to render investment advisory, supervisory and other services to other investment companies, to act as investment adviser or investment counselor to other persons, firms or corporations, to invest for its own account or for the accounts of its affiliates, or to engage in other business activities. It is understood that the Sub-Advisor may give advice and take action for its other clients that may differ from advice given, or the timing or nature of action taken, for a Fund. The Sub-Advisor is not obligated to initiate transactions for a Fund in any security that the Sub-Advisor, its principals, affiliates or employees may purchase or sell for its or their own accounts or other clients.
5.Expenses. During the term of this Agreement, the Sub-Advisor will pay all expenses incurred by it in connection with its activities under this Agreement other than the costs of securities, commodities and other investments (including brokerage commissions and other transaction charges, if any) purchased or otherwise acquired, or sold or otherwise disposed of for a Fund. The Sub-Advisor, at its sole expense, shall employ or associate itself with such persons as it believes to be particularly fitted to assist it in the execution of its duties under this Agreement.
6.Compensation. For the services provided and the expenses assumed with respect to a Fund pursuant to this Agreement, the Sub-Advisor will be entitled to the fee listed for the Fund(s) on Exhibit A.

If this Agreement is tenninated prior to the end of any calendar quarter, the fee shall be prorated for the portion of any quarter in which this Agreement is in effect according to the proportion which the number of calendar days, during which this Agreement is in effect, bears to the number of calendar days in the quarter, and shall be payable within ten (10) days after the date of tennination.
7.Representations and Warranties of the Sub-Advisor. The Sub-Advisor represents and warrants to the Advisor and the Trust as follows:
(a)The Sub-Advisor is registered as an investment adviser under the Advisers
Act;
(b)The Sub-Advisor is a limited partnership duly organized and validly existing under the laws of the State of Delaware, with the power to own and possess its assets and carry on its business as it is now being conducted;
(c)The execution, delivery and perfonnance by the Sub-Advisor of this Agreement are within the Sub-Advisor's powers and have been duly authorized by all necessary action and no action by or in respect of, or filing with, any governmental body, agency or official is required on the part of the Sub-Advisor for the execution, delivery and performance by the Sub-Advisor of this Agreement, and the execution, delivery and performance by the Sub-Advisor of this Agreement do not contravene or constitute a default under: (i) any provision of applicable law, rule or regulation; (ii) the Sub-Advisor's governing instruments; or (iii) any agreement, judgment, injunction, order, decree or other instrument binding upon the Sub-Advisor; and

(d)The Fonn ADV of the Sub-Advisor previously provided to the Advisor is a true and complete copy of the form as currently filed with the SEC and the infonnation contained therein is accurate and complete in all material respects and does not omit to state any material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading. The Sub-Advisor will promptly provide the Advisor and the Trust with a complete copy of all subsequent amendments to its Form ADV.
8.Representations and Warranties of the Advisor. The Advisor represents and warrants to the Sub-Advisor and the Trust as follows:
(a)The Advisor is registered as an investment adviser under the Advisers Act;
(b)The Advisor is a corporation duly organized and validly existing under the laws of the State of California with the power to own and possess its assets and carry on its business as it is now being conducted;
(c)The execution, delivery and perfonnance by the Advisor of this Agreement are within the Advisor's powers and have been duly authorized by all necessary action on the part of its Board of Directors, and no action by or in respect of, or filing with, any governmental body, agency or official is required on the part of the Advisor for the execution, delivery and performance by the Advisor of this Agreement, and the execution, delivery and perfonnance by the Advisor of this Agreement do not contravene or constitute a default under:
(i) any provision of applicable law, rule or regulation; (ii) the Advisor's governing instruments;

or (iii) any agreement, judgment, injunction, order, decree or other instrument binding upon the Advisor;
(d)The Advisor acknowledges that it received a copy of the Sub-Advisor's Form ADV prior to the execution of this Agreement;
(e)The Trust and the Advisor agree that the Sub-Advisor shall have no responsibility or liability arising out of any non-compliance by the Fund or the Advisor with anti-money laundering regulations;
(f)The Advisor and the Trust have policies and procedures designed to detect and deter disruptive trading practices, including "market timing", and Advisor and Trust agree that they will continue to enforce and abide by such policies and procedures, as amended from time to time, and comply with all existing and future laws relating to such matters or to the purchase and sale of interests in the Fund generally; and
(g)The Advisor and the Trust have duly entered into the Advisory Agreement pursuant to which the Trust authorized the Advisor to enter into this Agreement.
9.Survival of Representations and Warranties; Duty to Update Information. All representations and warranties made by the Sub-Advisor and the Advisor pursuant to Sections 7 and 8, respectively, of this Agreement shall survive for the duration of this Agreement and the parties hereto shall promptly notify each other in writing upon becoming aware that any of the foregoing representations and warranties are no longer true.
10.Liability and Indemnification.
(a)Liability. The duties of the Sub-Advisor shall be confined to those expressly set forth herein, with respect to the Sub-Advisor Assets. The Sub-Advisor shall not be liable for any loss arising out of any portfolio investment or disposition hereunder, except a loss resulting from willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties hereunder, except as may otherwise be provided under provisions of applicable state law that cannot be waived or modified hereby. Under no circumstances shall the Sub-Advisor be liable for any loss arising out of any act or omission taken by another sub-

advisor, or any other third party, in respect of any portion of the Trust's assets not managed by the Sub-Advisor pursuant to this Agreement.
(b)Indemnification. The Sub-Advisor shall indemnify the Advisor, the Trust and each Fund, and their respective affiliates and controlling persons (the "Sub-Advisor Indemnified Persons") for any liability and expenses, including reasonable attorneys' fees, which the Advisor, the Trust or a Fund and their respective affiliates and controlling persons may sustain as a result of the Sub-Advisor's willful misfeasance, bad faith, gross negligence, or reckless disregard of its duties hereunder; provided, however, that the Sub-Advisor Indemnified Persons shall not be indemnified for any liability or expenses which may be sustained as a result of the Advisor's willful misfeasance, bad faith, gross negligence, or reckless disregard of its duties hereunder, or violation of applicable law.

The Advisor shall indemnify the Sub-Advisor, its affiliates and its controlling persons (the "Advisor Indemnified Persons"), for any liability and expenses, including reasonable attorneys' fees, howsoever arising from, or in connection with, the Advisor's breach of this Agreement, or its representations and warranties herein, or as a result of the Advisor's willful misfeasance, bad faith, gross negligence, reckless disregard of its duties hereunder, or violation of applicable law; provided, however, that the Advisor Indemnified Persons shall not be indemnified for any liability or expenses which may be sustained as a result of the Sub Advisor's willful misfeasance, bad faith, gross negligence, or reckless disregard of its duties hereunder.
11.Duration and _Termination.
(a)Duration. This Agreement, unless sooner terminated as provided herein, shall for the Fund(s) listed on Exhibit A attached hereto remain in effect from the later of the date of execution or Board approval as required under the 1940 Act (the "Effective Date."), for an initial term of two years, and thereafter, for periods of one year, so long as such continuance thereafter is specifically approved at least annually: (i) by the vote of a majority of those Trustees of the Trust who are not interested persons of any party to this Agreement, cast in person at a meeting called for the purpose of voting on such approval; and (ii) by the Trustees of the Trust, or by the vote of a majority of the outstanding voting securities of each Fund (except as such vote may be unnecessary pursuant to relief granted by an exemptive order from the SEC). The foregoing requirement that continuance of this Agreement be "specifically approved at least annually" shall be construed in a manner consistent with the 1940 Act and the rules and regulations thereunder.
(b)Termination. This Agreement may be terminated as to any Fund at any time, without the payment of any penalty by: (i) the vote of a majority of the Trustees of the Trust, the vote of a majority of the outstanding voting securities of the Fund, or the Advisor; or
(ii) the Sub-Advisor, on not less than 60 days written notice to the Advisor and the Trust. This Agreement may also be terminated as to any Fund at any time by any party hereto immediately upon written notice to the other parties in the event of a breach of any material provision of this Agreement by any of the parties.
This Agreement shall not be assigned and shall terminate automatically in the event of its assignment, except as provided otherwise by any rule, SEC order or interpretation provided or pursuant to the 1940 Act, or upon the termination of the Advisory Agreement. In the event that there is a proposed change in control of the Sub-Advisor that would act to terminate this Agreement, if a vote of shareholders of a Fund to approve continuation or replacement of this Agreement is deemed by counsel to the Trust to be required by the 1940 Act or any rule or regulation thereunder, the Sub-Advisor agrees to assume all reasonable out-of-pocket costs associated with soliciting shareholders of the appropriate Fund(s) of the Trust, to permit the Sub Advisor to continue providing to the Fund the services described in this Agreement. Such expenses include the costs of preparation and mailing of a proxy statement and of soliciting proxies.
In the event that there is a proposed change in control of the Sub-Advisor that is deemed by Trust counsel to not require a vote of Fund shareholders to approve the continuation or replacement of this Agreement, the Sub-Advisor agrees to assume all reasonable out-of pocket costs and expenses (including the costs of mailing) associated with the preparation of an information statement (an "Information Statement") related to the Sub-Advisor's continued provision to the Fund of the services described in this Agreement, but only to the extent that Trust counsel reasonably determines that such an Information Statement is required.
This Agreement shall extend to and bind the heirs, executors, administrators and successors of the parties hereto.
12.Amendment. This Agreement may be amended by mutual consent of the parties, provided that the terms of any material amendment shall be approved by: (a) the Trust's Board of Trustees, and (b) the vote of a majority of those Trustees of the Trust who are not interested persons of any party to this Agreement cast in person at a meeting called for the purpose of voting on such approval, if such approval is required by applicable law. In addition, any such amendment shall be approved by a vote of the majority of the Fund's outstanding voting securities, if such approval is required by applicable law.
13.Confidentiality. Any information or recommendations supplied on or after the date hereof by either the Advisor or the Sub-Advisor, that are not otherwise in the public domain or previously known to the other party in connection with the performance of its obligations and duties hereunder, including portfolio holdings of the Trust, financial information or other information relating to a party to this Agreement, are to be regarded as confidential ("Confidential Information") and held in the strictest confidence. Except as may be required by applicable law or rule or as requested by regulatory authorities having jurisdiction over a party to this Agreement, Confidential Information may be used only by the party to which said information has been communicated and such other persons as that party believes are necessary to carry out the purposes of this Agreement, the custodian, and such persons as the Advisor may designate in connection with the Sub-Advisor Assets. Nothing in this Agreement shall be construed to prevent the Sub-Advisor from giving other entities investment advice about, or trading on their behalf, in the securities of a Fund or the Advisor.
14.Use of Sub-Advisor's Name. During the term of this Agreement, the Advisor agrees to furnish the Sub-Advisor at its principal office all prospectuses, proxy statements, reports to shareholders, sales literature or other materials prepared for distribution to shareholders of the Fund or the public, which refer to the Sub-Advisor in any way and not to use any such items without the Sub-Advisor's prior written approval. Sales literature may be furnished to the Sub-Advisor hereunder by first-class or overnight mail, facsimile transmission equipment or hand delivery. It is understood that the name "Goldman Sachs& Co." or "Goldman Sachs" or any derivative thereof, and any trademark, trade name, trade device, service mark, symbol or logo associated with those names, or any variation of such trademark, trade name, trade device, service mark, symbol (collectively, the "Goldman Sachs Marks") are the valuable property of the Sub-Advisor or its affiliates and that the Trust and/or the Funds have the right to use such Goldman Sachs Marks in offering materials or promotional or sales-related materials of the Funds only with the prior written approval of the Sub-Advisor, such approval not to be unreasonably withheld and only for so long as the Sub-Advisor is a sub-adviser to the applicable Fund. Notwithstanding the foregoing, the Sub-Advisor's approval is not required when (i) previously approved materials are re-issued with minor modifications, (ii) the Advisor and Sub-Advisor identify materials which they jointly determine do not require the Sub Advisor's approval and (iii) used as required to be disclosed in the registration statement of the Fund. In the event that the Sub-Advisor is no longer the Sub-Advisor to a Fund, or at the earlier request of the Sub-Advisor, the Advisor shall, as soon as is reasonably possible, discontinue all use of the Goldman Sachs Marks with respect to such Fund or as otherwise requested by the Sub-Advisor.
15.Notice. Any notice, advice or report to be given pursuant to this Agreement shall be deemed sufficient if delivered or mailed by registered, certified or overnight mail, postage prepaid, or by e-mail, addressed by the party giving notice to the other party at the last address furnished by the other party:

(a)If to the Advisor:
AssetMark, Inc.
1655 Grant Street, 10th Floor Concord, CA 94520-2445 Attn: Carrie E. Hansen
E-mail: carrie.hansen@assetmark.com

(b)If to the Sub-Advisor:
Goldman Sachs Asset Management, L.P. 200 West Street
New York, New York 10282 Attention: Greg Wilson
E-mail: greg.wilson@gs.com

With a copy to:
Goldman Sachs Asset Management, L.P. 200 West Street
New York, New York 10282 Attention: GSAM Legal
E-Mail: AIMS-legal@gs.com

16.Governing Law. This Agreement shall be governed by the internal laws of the State of Delaware, without regard to conflict of law principles; provided, however that nothing herein shall be construed as being inconsistent with the 1940 Act. Where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is altered by a rule, regulation or order of the SEC, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.
17.Entire Agreement. This Agreement embodies the entire agreement and understanding between the parties hereto, and supersedes all prior agreements and understandings relating to this Agreement's subject matter. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute only one instrument.

18.Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.
19.Certain Definitions. For the purposes of this Agreement and except as otherwise provided herein, "interested person," "affiliated person," "affiliates," "controlling persons" and "assignment" shall have their respective meanings as set forth in the 1940 Act, subject, however, to such exemptions as may be granted by the SEC, and the term "Fund" or "Funds" shall refer to those Fund(s) for which the Sub-Advisor provides investment management services and as are listed on Exhibit A to this Agreement.
20.Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first written above.

ADVISOR
ASSETMARK, INC.
By:	/s/ Carrie E. Hansen
Name:	Carrie E. Hansen
Title:	President

SUB-ADVISOR
GOLDMAN SACHS ASSET MANAGEMENT, L.P.
By:	/s/ Marci Green
Name:	Marci Green
Title:	Managing Director

EXHIBIT A
SUBADVISORY AGREEMENT BETWEEN
ASSETMARK, INC.
AND
GOLDMAN SACHS ASSET MANAGEMENT, L.P.

Effective as of the Effective Date (September 5, 2024)

The schedule below defines the management fees to be paid to the Sub-Advisor.

1.Fixed Fees will be calculated by the Advisor and forwarded to the Sub-Advisor.
2.Fixed Fees will be billed monthly in arrears for each calendar month and payable by electronic method in USD within 30 business days following the end of each month.
3.Fixed Fees will be calculated and paid by the Advisor, and the Sub-Advisor will not be required to send an invoice to the Advisor.
4.Annual Fixed Fee Rate (Attributable to Sub-Advisor Assets)

GSAM "ActiveBeta Emergmg Markets" Mandate

•For the first $[...] million, [...] bps
•For the next $[...] million, [...] bps
•For the balance above $[...] million, [...] bps

GSAM "ActtveBeta US Large Cap" Mandate

•For the first $[...] million, [...] bps
•For the next $[...] million, [...] bps
•For the next $[...] million, [...] bps
•For the balance above $[...] million, [...] bps

GSAM "ActiveBeta US SMID Cap" Mandate

•For the first $[...] million, [...] bps
•For the next $[...] million, [...] bps
•For the balance above $[...] million, [...] bps

GSAM "ActiveBeta World-ex US" Mandate

•For the first $[...] million, [...] bps
•For the next $[...] million, [...] bps
•For the balance above $[...] million, [...] bps

5.Fixed Fees will be rounded to the nearest USD.
6.Fixed Fees will be prorated as appropriate for the initial calendar quarter and upon termination.
7.Monthly Fixed Fee= Average of Daily Net Assets* Annual Fixed Fee Rate* (the number of days in the relevant month /the number of days in the year).
8.Fixed Fees are stated exclusive of any value added or similar taxes which, if chargeable, shall be payable by the Advisor.

Confidential

No part of this schedule may be (i) copied, photocopied or duplicated in any form, by any means, or (ii) distributed to any person that is not an employee, officer, director, or authorized agent of the Client, without GSAM's prior written consent. Disclosure of the contents of this schedule is subject to the terms of the Agreement relating to disclosure of confidential information.

APPENDIX A
AUTHORIZED PERSONS